Exhibit 10.2

11 Hurley Street
Cambridge, MA 02141
617-401-9000
617-494-0985

April 13, 2022

By Electronic Mail

James C. Mullen

Dear Jim:

Reference is made to that certain Employment Offer Letter dated February 13, 2021 between Editas Medicine, Inc. (the “Company”), and you regarding the terms of your employment with the Company (the “Offer Letter”). This letter (the “Amendment”), shall be effective June 1, 2022, confirms the agreement between the Company and you regarding an amendment to the Offer Letter.

1.Sections 1 and 2 of the Offer Letter are hereby amended by deleting such sections in their entirety and inserting the following in lieu thereof:

1.You will be employed to serve as Executive Chair, effective June 1, 2022 (the “Effective Date”). From the Effective Date through December 31, 2022, you will be a full-time employee of the Company. As of January 1, 2023 (the “Transition Date”), you will be a part-time Executive Chair, and you will be expected to devote approximately 50% of your business time to the Company. As Executive Chair, you will report to the Board of the Directors (the “Board”) and be responsible for such duties as are consistent with such position and as reasonably directed by the Board. During your employment as Executive Chair, you will remain a member of the Board. Upon the ending of your employment as Executive Chair, if so requested in writing by the Company, you shall immediately resign from the Board as well as from your position as Executive Chair and any other position(s) with the Company to which you were elected or appointed in connection with your employment or Board membership.

2.As of the Effective Date, your base salary will continue to be at the rate of $27,291.67 per semi-monthly pay period (equivalent to an annualized base salary of $655,000.00), subject to tax and other withholdings as required by law. As of the Transition Date, your base salary will be at the rate of $13,645.83 per semi-monthly pay period (equivalent to an annualized base salary of $327,500.00), subject to tax and other withholdings as required by law. Such base salary may be increased from time to time in accordance with normal business practice and in the sole discretion of the Company. In addition, while you remain employed as the Company’s Executive Chair, the Company will provide you with a benefits allowance of $2,750 per month, less applicable taxes and withholdings, payable in accordance with the Company’s normal payroll cycle. Such benefits allowance may be modified from time to time in the sole discretion of the Company.

2.Section 9 of the Offer Letter is hereby amended by inserting the following language at the conclusion of Section 9.

9.Notwithstanding anything to the contrary in the Offer Letter, as amended herein, or in the Company’s Severance Benefits Plan, you and the Company agree that (i) your transition from Chief Executive Officer to Executive Chair and your transition to part-time employment as of the Effective Date shall not constitute Good Reason for purposes thereunder; (ii) you will not be eligible for severance benefits for a separation from employment as a result of your ceasing to be a member of the board of directors; and (iii) for purposes of Section 9 and your eligibility under the Company’s Severance Benefits Plan, the term “Other C-Level Officer” shall be interpreted to include Executive Chair.

3.Except as specifically provided herein, the Offer Letter remains in full force and effect and is not modified or amended hereby.

4.This Amendment will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than choice-of-law provisions).

5.This Amendment may be executed in counterparts by each of the signatories, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile or “pdf” copy will have the same force and effect as execution of an original, and a facsimile or “pdf” signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very Truly Yours,

EDITAS MEDICINE, INC.

By:	/s/ Bernadette Connaughton
	Name:	Bernadette Connaughton
	Title:	Chair of the Organization, Leadership and
Compensation Committee

Accepted and Agreed as of April 13, 2022

/s/ James C. Mullen
James C. Mullen